AMENDMENT TO THE
ETF SERIES SOLUTIONS
FUND ADMINISTRATION SERVICING AGREEMENT

THIS AMENDMENT, dated as of the 10th day of July, 2018, to the Fund Administration Servicing Agreement dated as of May 16, 2012, as amended (the “Agreement”), is entered into by and between ETF SERIES SOLUTIONS, a Delaware statutory trust (the “Trust”), and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties to the Agreement desire to amend the Agreement to add the Opus Small Cap Value Plus ETF, Opus International Small/Mid Cap ETF, and Aptus Defined Risk ETF in the manner set forth herein; and

WHEREAS, Section 11 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties hereby amend the Agreement as follows:

Exhibit M is hereby superseded and replaced with Exhibit M attached hereto.

This amendment will become effective upon the commencement of operations of the Opus Small Cap Value Plus ETF, Opus International Small/Mid Cap ETF, and Aptus Defined Risk ETF.  Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

ETF SERIES SOLUTIONS	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Michael D. Barolsky	By: /s/ Joseph Neuberger
Name: Michael D. Barolsky	Name: Joseph Neuberger
Title: Vice President and Secretary	Title: President

Aptus

Exhibit M to the ETF Series SolutionsFund Administration Servicing Agreement

Name of Series
Aptus Behavioral Momentum ETF
Aptus Fortified Value ETF
Opus Small Cap Value Plus ETF
Opus International Small/Mid Cap ETF
Aptus Defined Risk ETF

The following reflects the greater of the basis point fee or annual minimum for Accounting, Administration, and Transfer Agent services for funds listed on this Exhibit M at July, 2018.

Administration, Accounting, TA	Basis Points on AUM				Annual Minimum per Fund[1]
	First $250m	Next $250m	Next $500m	Balance	Fund 1-5 $[ ]	Fund 6-10 $[ ]	Funds 11+ $[ ]
	[ ]	[ ]	[ ]	[ ]

See below and following page for Services and Associated Fees in addition to Base Fee

See following page for OPTIONAL Supplemental Services and Associated Fees

Accounting, Administration, Transfer Agent & Account Services in addition to the Base Fee1

Pricing Services
For daily pricing of each securities (estimated 252 pricing days annually)
▪	$[ ] - Domestic Equities, Options, ADRs, Foreign Equities
▪	$[ ] - Domestic Corporates, Convertibles, Governments, Agencies, Futures, Options on Futures, Forwards, Currency Rates, Mortgage Backed
▪	$[ ] - CMOs, Municipal Bonds, Money Market Instruments, Foreign Corporates, Convertibles, Governments, Agencies, Asset Backed, High Yield
▪	$[ ] - Interest Rate Swaps, Foreign Currency Swaps, Total Return Swaps, Total Return Bullet Swaps
▪	$[ ] - Bank Loans
▪	$[ ] - Swaptions
▪	$[ ] - Credit Default Swaps
▪	$[ ] per Month Manual Security Pricing (>25 per day)

NOTE: Prices are based on using U.S. Bancorp primary pricing service which may vary by security type and are subject to change. Use of alternative and/or additional sources may result in additional fees. Pricing vendors may designate certain securities as hard to value or as a non-standard security type, such as CLOs and CDOs, which may result in additional fees. All schedules subject to change depending upon the use of unique security type requiring special pricing or accounting arrangements.

Corporate Action Services
Fee for IDC data used to monitor corporate actions
▪	$[ ] per Foreign Equity Security per Month
▪	$[ ] per Domestic Equity Security per Month

1 Subject to annual CPI increase - All Urban Consumers - U.S. City Average.
Fees are calculated pro rata and billed monthly

Aptus

Exhibit M to the ETF Series Solutions Fund Administration Servicing Agreement (cont’d)

ESS Trust Chief Compliance Officer Annual Fee (subject to board approval)
▪	$[ ] for the first fund
▪	$[ ] for each additional fund
▪	$[ ] per sub-advisor per fund

Third Party Data Charges (descriptive data for analytics, reporting and compliance)
▪	$[ ] per security per month

Factor Services (if needed, security pay down factor data)
▪	$[ ] per CMOs, Asset Backed, Mortgage Backed Security per Month

Section 15(c) Reporting
Add the following for fund administration services and data charges necessary to compile SEC required “peer reporting” information.
▪	$[ ] per fund per report

Ongoing Annual Legal Administration Services
Add the following for legal administration services in support of external legal counsel, including annual registration statement update and drafting of supplements: (Final Fee(s) subject to USBFS legal team review and approval)
▪	$[ ] minimum first fund
▪	$[ ] minimum each additional fund

Miscellaneous Expenses
Including but not limited to, SWIFT processing, customized reporting, third-party data provider costs (including GICS, MSCI, Lipper, etc.), postage, stationary, programming, special reports, proxies, insurance, EDGAR/XBRL filing, retention of records, federal and state regulatory filing fees, expenses related to and including travel to and from Board of Trustee meetings, third party auditing, tax and legal expenses, wash sales reporting (GainsKeeper), tax e-filing, PFIC monitoring, conversion expenses (if necessary), and CCO team travel related costs to perform due diligence reviews at advisor and sub-advisor facilities

OPTIONAL Supplemental Services

USBFS Outbound Marketing Services
▪	Cost based on project requirements

1 Subject to annual CPI increase - All Urban Consumers - U.S. City Average.
Fees are calculated pro rata and billed monthly

Adviser’s signature not required as fees are not changing; only the Opus Small Cap Value Plus ETF, Opus International Small/Mid Cap ETF, and Aptus Defined Risk ETF are being added.

Aptus